Exhibit 10.1

May 23, 2013

William G. Bock

Dear Bill:

The following terms and conditions shall be applicable to you during your service as President of Silicon Laboratories Inc. (the “Company”) commencing with an effective date of June 30, 2013 (the “Effective Date”):

Your annual salary will be $375,000 payable in accordance with the Company’s normal payroll practices.

You will be eligible to participate in the 2013 Bonus Plan with a target annualized bonus equal to 100% of your annualized base salary.  Any such bonus shall be paid on a pro rata basis based on the number of days you serve as an employee of the Company during the applicable period.

Effective upon the Effective Date, you will be granted an award of 35,000 Restricted Stock Units (the “RSU Award”).  The RSU Award will vest as follows: 50% on June 30, 2015 and 50% on June 30, 2016, contingent upon your continued service as an employee of the Company through each such date.  The RSU Award will be subject to the terms and conditions of the Restricted Stock Units Grant Notice and Restricted Stock Units Award Agreement U.S. Participants and the 2009 Stock Incentive Plan.

Effective upon the Effective Date, you will be granted an award of market stock units with a Target Number of Units equal 25,000 (the “MSU Award”).  The MSU Award will vest on July 31, 2016, contingent upon your continued service as an employee of the Company through such date.  The Performance Period of the MSU Award shall commence as of July 1, 2013 and end at June 30, 2016 and the vesting date shall be July 31, 2016.  The MSU Award will be subject to the terms and conditions of the Market Stock Units Grant Notice and Market Stock Units Award Agreement U.S. Participants (the “MSU Agreement”) and the 2009 Stock Incentive Plan.  The Performance Criteria and Performance Goals for the Performance Period shall be as set forth in the MSU Agreement.

Following your termination of service as an employee (such date of termination, the “Termination Date”) and contingent upon your continued service as a member of the Company’s Board, you will:

(a) be granted by the Compensation Committee of the Board an additional award of restricted stock units, with the number of units determined by dividing (i) the product of $12,500 multiplied by the number of months remaining until the first annual stockholders meeting following your Termination Date (with partial months rounded up) by (ii) the fair market value per share of Company common stock on the grant date, and, provided you have remained in continuous service as a member of the Board, such award will vest in a lump sum on the day immediately prior to the first annual stockholders meeting following such Termination Date; and

(b) be entitled to a cash payment with respect to each Eligible RSU Award equal to (i) the Fair Market Value of a share of the Company’s common stock on the Termination Date multiplied by (ii) the number of unvested Restricted Stock Units subject to such Eligible RSU Award that would have vested within 12 months of your Termination Date multiplied by (iii) a fraction equal to the number of months (with partial months rounded up) that you have served as an employee between the later of the effective date of grant of the Eligible RSU Award or the most recent installment vesting date of such Eligible RSU Award (such later date, the “Starting Date”) and your Termination Date divided by the total number of months between the Starting Date and the applicable scheduled vesting date; and, subject to “Section 409A Compliance” described below, if applicable, such cash payment shall be made within 30 days following the Termination Date; and

(c) be entitled to a cash payment with respect to each Eligible MSU Award equal to (i) the Fair Market Value of a share of the Company’s common stock on the Termination Date multiplied by (ii) the Target Number of Units subject to such Eligible MSU Award multiplied by (iii) a fraction equal to the number of months (with partial months rounded up) that you have served as an employee since the beginning of the applicable Performance Period divided by the total number of months in the Performance Period multiplied by the Relative Return Factor determined with respect to a Performance Period which shall be deemed to end on the Termination Date; and, subject to “Section 409A Compliance” described below, if applicable, such cash payment shall be made within 30 days following the Termination Date.

The term “Eligible RSU Award” shall mean the RSU Award and any future award of Restricted Stock Units, but shall not include any currently outstanding award of Restricted Stock Units.

The term “Eligible MSU Award” shall mean the MSU Award and any future award of Market Stock Units, but shall not include any currently outstanding award of Market Stock Units.

Furthermore, the general requirement that a non-employee director must not have been employed by the Company for at least 6 months prior to the date of an annual stockholders meeting in order to receive the $150,000 RSU grant shall not be applicable to you (for clarity, you must still be a non-employee director on the date of such meeting in order to receive such grant).

During your employment with the Company, you and your dependents shall be eligible to participate in Medical Insurance, Dental Insurance, Vision Care, Short-Term Disability, Long-Term Disability, Life Insurance, and the 125 Cafeteria Plan for Medical and Dependent Care Reimbursements, subject to the terms of the Company’s benefit plan documents.  You will also be eligible to participate in the Company’s 401(k) Plan.  The Company will match employee 401(k) contributions dollar-for-dollar to a maximum of $5,000 annually.  You may also enroll in the Company’s employee stock purchase plan on the same terms as enjoyed by employees generally.  The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

You shall comply with current Company policies and Company policies adopted from time-to-time in the future.

Your compensation will be subject to all applicable taxes and withholding.

The Indemnification Agreement and the Silicon Laboratories Inc. New-Hire Proprietary Information and Inventions Agreement between the Company and you shall remain in full force and effect.

Your employment is “at will” and may be terminated by you or the Company at any time.

The provisions of this and following paragraph of this letter are referred to as “Section 409A Compliance.”  The Company intends that income provided to you pursuant to this letter will comply with the provisions of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”), to the extent applicable, and all provisions of this letter shall be construed and interpreted in a manner consistent with such intent.  You may not, directly or indirectly, designate the calendar year of any payment to be made under this letter which constitutes a “deferral of compensation” for purposes of Section 409A (“Deferred Compensation”), and to the extent an amount of Deferred Compensation is payable within a specified time period, the time during such period at which such amount is paid shall be at the discretion of the Company.  Neither you nor any of your creditors or beneficiaries shall have the right to subject any amount payable pursuant this letter to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any amount of Deferred Compensation payable pursuant to this letter may not be reduced by, or offset against, any amount you owe to the Company or any of its affiliates.  Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, you shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you or your beneficiaries or any other taxpayer in connection with the payment of any amount under this letter (including any taxes and penalties under Section 409A), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold you or any beneficiary or other taxpayer harmless from any or all of such taxes or penalties.

No amount payable pursuant to this letter on account of your termination of employment with the Company which constitutes Deferred Compensation shall be paid unless and until you have incurred a “separation from service” within the meaning of Section 409A (including the provisions related to dual status as an employee and member of the Company’s board of directors).  Furthermore, to the extent that you are a “specified employee” within the meaning of Section 409A (determined using the identification methodology selected by Company from time to time, or if none, the default methodology) as of the date of your separation from service, no amount that constitutes Deferred Compensation which is payable on account of your separation from service shall paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service.  All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid in a lump sum on the Delayed Payment Date.  Thereafter, any payments of Deferred Compensation that remain outstanding as of the day immediately following the Delayed Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this letter.

This letter and the agreements referenced herein constitute the entire agreement between you and the Company relating to this subject matter and supersede all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject.  Upon the Effective Date, this letter supersedes the letter agreement dated March 13, 2013 between you and the Company.  This letter may not be modified or amended except by a specific, written agreement signed by you and an authorized Company representative.

Sincerely,

/s/ G. Tyson Tuttle

G. Tyson Tuttle
Chief Executive Officer

By signing below, you acknowledge and agree to the terms set forth herein.

/s/ William G. Bock

William G. Bock